Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055
Select Medical Corporation Announces
Results for Second Quarter and Six Months Ended June 30, 2005
     MECHANICSBURG, PENNSYLVANIA — — August 2, 2005 — — Select Medical Corporation today announced results for the second quarter and six months ended June 30, 2005.
     On February 24, 2005, Select Medical Corporation (“Select”) consummated a merger with a wholly owned subsidiary of Select Medical Holdings Corporation (“Holdings”) pursuant to which Select became a wholly owned subsidiary of Holdings. Holdings is owned by an investor group that includes Welsh, Carson, Anderson & Stowe IX, LP (“Welsh Carson”), Thoma Cressey Equity Partners, Inc. (“Thoma Cressey”) and members of its senior management. As a result of the merger, Select’s assets and liabilities have been adjusted to their fair value as of the closing. Select has also experienced an increase in aggregate outstanding indebtedness as a result of financing transactions associated with the merger. Accordingly, amortization expense and interest expense are higher in periods following the merger. Additionally, certain costs associated with the merger are reflected in the 2005 income statement periods. As a result, the financial statements for the periods before and after the merger are not comparable in certain respects.
     For the second quarter ended June 30, 2005, net operating revenues increased 18.4% to $491.6 million compared to $415.2 million for the same quarter, prior year. Income from operations increased 27.2% to $75.2 million compared to $59.1 million for the same quarter, prior year. Net income declined 5.0% to $29.4 million compared to $31.0 million for the same quarter, prior year. Additionally, net income before interest, income taxes, depreciation and amortization, income from discontinued operations, loss on early retirement of debt, merger related charges, stock compensation associated with the merger and minority interest (“Adjusted EBITDA”) increased 31.3% to $89.5 million compared to $68.2 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.
     For the six months ended June 30, 2005, net operating revenues increased 16.9% to $974.5 million compared to $833.7 million for the same period, prior year. Income from operations decreased 94.1% to $7.0 million compared to $118.4 million for the same period, prior year. Select recognized a net loss of $57.8 million for the six months ended June 30, 2005 compared to net income of $60.5 million for the same period, prior year. Additionally, Adjusted EBITDA increased 29.5% to $178.3 million compared to $137.7 million for the same period, prior year.

Exhibit 99.1
Specialty Hospitals
     At June 30, 2005, Select operated 98 long-term acute care hospitals and four acute medical rehabilitation hospitals. This compares to 82 long-term acute care hospitals and four acute medical rehabilitation hospitals operated at June 30, 2004. For the second quarter of 2005, net operating revenues for all Select’s hospitals increased 29.5% to $346.9 million compared to $267.9 million for the same quarter, prior year. Total patient days for the second quarter 2005 were 246,458, admissions were 9,995 and net revenue per patient day was $1,375. This compares to 204,525 days, 8,306 admissions and net revenue per patient day of $1,285 for the same quarter, prior year. For the hospitals opened before January 1, 2004 and operated by Select throughout both periods, patient days in the second quarter of 2005 were 209,079 and admissions in the second quarter were 8,619, compared to 201,754 days and 8,200 admissions in the same quarter, prior year. Adjusted EBITDA for the segment increased 35.1% to $78.5 million compared to $58.1 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 22.6% for the second quarter of 2005, compared to 21.7% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened before January 1, 2004 and operated by Select throughout both periods was 23.9% for the second quarter of 2005, compared to 22.3% for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.
     For the six months ended June 30, 2005, net operating revenues for all Select’s hospitals increased 28.1% to $688.4 million compared to $537.3 million for the same period, prior year. Total patient days for the six months ended June 30, 2005 were 497,297, admissions were 20,331 and net revenue per patient day was $1,352. This compares to 417,252 days, 17,044 admissions and net revenue per patient day of $1,264 for the same period, prior year. For the hospitals opened before January 1, 2004 and operated by Select throughout both periods, patient days for the six months ended June 30, 2005 were 422,516 and admissions were 17,505, compared to 410,819 days and 16,814 admissions in the same period, prior year. Adjusted EBITDA for the segment for the six months ended June 30, 2005 increased 35.8% to $157.5 million compared to $116.0 million for the same period, prior year. The Adjusted EBITDA margin for the segment for the six months ended June 30, 2005 was 22.9%, compared to 21.6% for the same period, prior year. The Adjusted EBITDA margin for the hospitals opened before January 1, 2004 and operated by Select throughout both periods was 24.2% for the six months ended June 30, 2005, compared to 22.1% for the same period, prior year.
Outpatient Rehabilitation
     At June 30, 2005, Select operated 740 outpatient clinics. For the second quarter of 2005, net operating revenues decreased 1.2% to $142.6 million compared to $144.3 million for the same quarter, prior year. Adjusted EBITDA for the second quarter decreased 7.1% to $22.5 million compared to $24.2 million for the same quarter, prior year. The Adjusted EBITDA margin for the quarter was 15.8% compared to 16.8% in the same quarter, prior year. U.S. based patient visits were 917,573 compared to 993,237 for the same quarter, prior year. Net revenue per visit was $89 in both quarterly periods.
     For the six months ended June 30, 2005, net operating revenues declined 3.1% to $280.8 million compared to $289.9 million for the same period, prior year. Adjusted EBITDA for the period declined 5.9% to $44.3 million compared to $47.1 million for the same period, prior year. The Adjusted EBITDA margin for the period was 15.8% compared to 16.2% in the same period, prior year. U.S. based patient visits were 1,833,395 compared to 1,997,343 for the same period, prior year. Net revenue per visit was $90 in both six month periods.

Exhibit 99.1
SemperCare Acquisition
     On January 1, 2005, Select acquired SemperCare, Inc. (“SemperCare”), which operated 17 long-term acute care hospitals in 11 states, for approximately $100 million in cash. Six of the SemperCare facilities are in markets that overlap with other Select hospital markets. All of the SemperCare facilities operate as “hospitals within hospitals” or “HIHs”, and Select expects to transition these facilities to adapt to the new HIH regulations within a similar time frame and using strategies similar to those that Select will use to transition its other HIHs.
* * * * *
     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 98 long-term acute care hospitals in 26 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 740 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/
     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the possibility that the merger may not occur due to the failure to satisfy the conditions in the merger agreement, such as the inability of the purchaser to obtain financing, the failure of Select to obtain stockholder approval, the failure of a majority of notes issued by Select to be tendered and accepted and the failure to successfully complete the consent solicitation regarding amendments to the indentures underlying the notes issued by Select, or the occurrence of events that would have a material adverse effect on Select as defined in the merger agreement. Additional risks and uncertainties that could cause results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Investor inquiries:
Joel Veit, 717/972-1100
ir@selectmedicalcorp.com

Exhibit 99.1
I. Condensed Consolidated Statements of Operations
(In thousands)
(unaudited)
For the Three Months Ended June 30, 2005 and 2004

	Predecessor	Successor
	(1)	(1)%
	2004	2005	Change
Net operating revenues	$415,237	$491,640	18.4%

Costs and expenses:

Cost of services	321,562	385,417	19.9%

Stock compensation associated with merger	—	1,817	N/M

Bad debt expense	11,560	5,415	(53.2)%

General and administrative	13,932	11,311	(18.8)%

Depreciation and amortization	9,072	12,489	37.7%

Income from operations	59,111	75,191	27.2%

Interest income	(486)	(204)	(58.0)%
Interest expense	7,335	25,166	243.1%

Income from continuing operations before minority interests and income taxes	52,262	50,229	(3.9)%

Minority interests	1,146	1,030	(10.1)%

Income from continuing operations before income taxes	51,116	49,199	(3.8)%

Income tax expense	20,654	19,778	(4.2)%

Income from continuing operations	30,462	29,421	(3.4)%

Income from discontinued operations, net of tax	509	—	(100.0)%

Net income	$30,971	$29,421	(5.0)%

(1)	On October 18, 2004, Select Medical Corporation (the “Company”) entered into a merger agreement with Select Medical Holdings Corporation (“Holdings”). On February 24, 2005 the merger transaction was consummated and the Company became a wholly owned subsidiary of Holdings. The Company’s financial position and results of operations prior to the merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the financial position and results of operations following the merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the merger, the pre-merger financial statements are not comparable with those after the merger in certain respects.

Exhibit 99.1
II. Condensed Consolidated Statements of Operations
(In thousands)
(unaudited)
For the Six Months Ended June 30, 2005 and 2004

	Predecessor (1)		Successor (1)	Combined (2)
		Period	Period
		from	from
	For the Six	January 1	February
	Months	through	25 through	Six Months
	Ended June	February	June 30,	Ended June
	30, 2004	24, 2005	2005	30, 2005	% Change
Net operating revenues	$833,706	$287,787	$686,752	$974,539	16.9%
Costs and expenses:
Cost of services	647,307	225,428	531,025	756,453	16.9%
Stock compensation associated with merger	—	142,213	6,143	148,356	N/M
Bad debt expense	23,199	6,661	10,024	16,685	(28.1)%
General and administrative	25,545	7,484	15,667	23,151	(9.4)%
Depreciation and amortization	19,269	6,177	16,737	22,914	18.9%

Income (loss) from operations	118,386	(100,176)	107,156	6,980	(94.1)%
Loss on early retirement of debt	—	42,736	—	42,736	N/M
Merger related charges	—	12,025	—	12,025	N/M
Interest income	(851)	(523)	(281)	(804)	(5.5)%
Interest expense	16,753	4,734	34,802	39,536	136.0%

Income (loss) from continuing operations before minority interests, and income taxes	102,484	(159,148)	72,635	(86,513)	(184.4)%
Minority interests	2,152	469	1,492	1,961	(8.9)%

Income (loss) from continuing operations before income taxes	100,332	(159,617)	71,143	(88,474)	(188.2)%
Income tax expense (benefit)	40,447	(59,366)	28,649	(30,717)	(175.9)%

Income (loss) from continuing operations	59,885	(100,251)	42,494	(57,757)	(196.4)%
Income from discontinued operations, net of tax	656	—	—	—	(100.0)%

Net income (loss)	$60,541	$(100,251)	$42,494	$(57,757)	(195.4)%

(1)	On October 18, 2004, Select Medical Corporation (the “Company”) entered into a merger agreement with Select Medical Holdings Corporation (“Holdings”). On February 24, 2005 the merger transaction was consummated and the Company became a wholly owned subsidiary of Holdings. The Company’s financial position and results of operations prior to the merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the financial position and results of operations following the merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the merger, the pre-merger financial statements are not comparable with those after the merger in certain respects.

(2)	Although the Predecessor and Successor results are not comparable by definition in certain respects due to the merger and the resulting revaluation, for ease of comparison, the financial data for the period after the merger, February 25, 2005 through June 30, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined six months ended June 30, 2005. As a result of the merger, interest expense, loss on early retirement of debt, merger related charges, depreciation and amortization have been impacted.

Exhibit 99.1
III. Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	Predecessor (1)	Successor	(1)
	December 31,	June 30,
	2004	2005
Assets
Cash	$247,476	$21,069
Restricted cash	7,031	6,851
Accounts receivable, net	216,852	315,142
Current deferred tax asset	59,239	71,013
Other current assets	18,737	20,442

Total current assets	549,335	434,517
Property and equipment, net	165,336	220,572
Goodwill	302,069	1,369,637
Other identifiable intangibles	78,304	89,858
Non-current deferred tax asset	—	8,137
Other assets	18,677	65,240

Total assets	$1,113,721	$2,187,961

Liabilities and Stockholders’ Equity
Payables and accruals	$232,063	$280,217
Current portion of long term debt	3,557	8,298

Total current liabilities	235,620	288,515
Long term debt, net of current portion	351,033	1,418,682
Non-current deferred tax liability	4,458	—
Minority interests	6,667	7,093
Stockholders’ equity	515,943	473,671

Total liabilities and stockholders’ equity	$1,113,721	$2,187,961

(1)	On October 18, 2004, Select Medical Corporation (the “Company”) entered into a merger agreement with Select Medical Holdings Corporation (“Holdings”). On February 24, 2005 the merger transaction was consummated and the Company became a wholly owned subsidiary of Holdings. The Company’s financial position and results of operations prior to the merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the financial position and results of operations following the merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the merger, the pre-merger financial statements are not comparable with those after the merger in certain respects.

Exhibit 99.1
IV. Key Statistics
(unaudited)
For the Three Months Ended June 30, 2005 and 2004

			%
	2004	2005	Change
Specialty Hospitals (a)

Number of hospitals — end of period	86	102	18.6%

Net operating revenues (,000)	$267,918	$346,874	29.5%

Number of patient days	204,525	246,458	20.5%

Number of admissions	8,306	9,995	20.3%

Net revenue per patient day (b)	$1,285	$1,375	7.0%

Adjusted EBITDA (,000)	$58,114	$78,493	35.1%

Adjusted EBITDA margin – all hospitals	21.7%	22.6%	4.1%
Adjusted EBITDA margin – same store hospitals (c)	22.3%	23.9%	7.2%

Outpatient Rehabilitation

Number of clinics — end of period	761	740	(2.8)%

Net operating revenues (,000)	$144,279	$142,582	(1.2)%

Number of visits (US)	993,237	917,573	(7.6)%

Revenue per visit (US) (d)	$89	$89	0.0%

Adjusted EBITDA (,000)	$24,170	$22,466	(7.1)%

Adjusted EBITDA margin	16.8%	15.8%	(6.0)%

(a)	Specialty hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days. For purposes of this computation, hospital patient service revenue excludes the net revenues of one nursing home operated as part of this segment.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2004 and operated throughout both periods.

(d)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract services revenue.

Exhibit 99.1
V. Key Statistics
(unaudited)
For the Six Months Ended June 30, 2005 and 2004

			%
	2004	2005	Change
Specialty Hospitals (a)

Number of hospitals — end of period	86	102	18.6%

Net operating revenues (,000)	$537,297	$688,385	28.1%

Number of patient days	417,252	497,297	19.2%

Number of admissions	17,044	20,331	19.3%

Net revenue per patient day (b)	$1,264	$1,352	7.0%

Adjusted EBITDA (,000)	$116,021	$157,548	35.8%

Adjusted EBITDA margin – all hospitals	21.6%	22.9%	6.0%
Adjusted EBITDA margin – same store hospitals (c)	22.1%	24.2%	9.5%

Outpatient Rehabilitation

Number of clinics — end of period	761	740	(2.8)%

Net operating revenues (,000)	$289,943	$280,814	(3.1)%

Number of visits (US)	1,997,343	1,833,395	(8.2)%

Revenue per visit (US) (d)	$90	$90	0.0%

Adjusted EBITDA (,000)	$47,078	$44,289	(5.9)%

Adjusted EBITDA margin	16.2%	15.8%	(2.5)%

(a)	Specialty hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days. For purposes of this computation, hospital patient service revenue excludes the net revenues of one nursing home operated as part of this segment.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2004 and operated throughout both periods.

(d)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract services revenue.

Exhibit 99.1
VI. Net Income to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
For the Three and Six Months Ended June 30, 2005 and 2004
     The following table reconciles net income to Adjusted EBITDA for the Company. Adjusted EBITDA is used by the Company to report its segment performance in accordance with SFAS No. 131. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, income from discontinued operations, loss on early retirement of debt, merger related charges, stock compensation associated with merger, and minority interest. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units.
     Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Predecessor (1)	Successor (1)	Predecessor (1)		Successor (1)	Combined (2)
	Three Months Ended June 30,
				Period from	Period from
			For the Six	January 1	February 25	For the Six
			Months	through	through	Months
			Ended June	February 24,	June 30,	Ended June
	2004	2005	30, 2004	2005	2005	30, 2005
Net income (loss)	$30,971	$29,421	$60,541	$(100,251)	$42,494	$(57,757)
Income from discontinued operations, net of tax	(509)	—	(656)	—	—	—
Income tax expense (benefit)	20,654	19,778	40,447	(59,366)	28,649	(30,717)
Minority interest	1,146	1,030	2,152	469	1,492	1,961
Interest expense, net	6,849	24,962	15,902	4,211	34,521	38,732
Loss on early retirement of debt	—	—	—	42,736	—	42,736
Merger related charges	—	—	—	12,025	—	12,025
Stock compensation associated with merger	—	1,817	—	142,213	6,143	148,356
Depreciation and amortization	9,072	12,489	19,269	6,177	16,737	22,914

Adjusted EBITDA	$68,183	$89,497	$137,655	$48,214	$130,036	$178,250

Specialty hospitals	$58,114	78,493	$116,021	$44,343	$113,205	$157,548
Outpatient rehabilitation	24,170	22,466	47,078	11,531	32,758	44,289
Other (3)	(14,101)	(11,462)	(25,444)	(7,660)	(15,927)	(23,587)

Adjusted EBITDA	$68,183	$89,497	$137,655	$48,214	$130,036	$178,250

(1)	On October 18, 2004, Select Medical Corporation (the “Company”) entered into a merger agreement with Select Medical Holdings Corporation (“Holdings”). On February 24, 2005 the merger transaction was consummated and the Company became a wholly owned subsidiary of Holdings. The Company’s financial position and results of operations prior to the merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the financial position and results of operations following the merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the merger, the pre-merger financial statements are not comparable with those after the merger in certain respects.

(2)	Although the Predecessor and Successor results are not comparable by definition in certain respects due to the merger and the resulting revaluation, for ease of comparison, the financial data for the period after the merger, February 25, 2005 through June 30, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined six months ended June 30, 2005. As a result of the merger, interest expense, loss on early retirement of debt, merger related charges, depreciation and amortization have been impacted.

(3)	Other primarily includes the Company’s general and administrative costs.

Exhibit 99.1
The following tables reconcile specialty hospital same store information.

	Three Months Ended
	June 30, 2004	June 30, 2005
Specialty hospitals net operating revenue	$267,918	$346,874
Less: Specialty hospitals opened, acquired or closed after 1/1/04	1,990	52,743

Specialty hospitals same store net operating revenue	$265,928	$294,131

Specialty hospitals Adjusted EBITDA	$58,114	$78,493
Less: Specialty hospitals opened, acquired or closed after 1/1/04	(1,175)	8,232

Specialty hospitals same store Adjusted EBITDA	$59,289	$70,261

All specialty hospitals Adjusted EBITDA margin	21.7%	22.6%
Specialty hospitals same store Adjusted EBITDA margin	22.3%	23.9%

	Six Months Ended
	June 30, 2004	June 30, 2005
Specialty hospitals net operating revenue	$537,297	$688,385
Less: Specialty hospitals opened, acquired or closed after 1/1/04	3,975	101,417

Specialty hospitals same store net operating revenue	$533,322	$586,968

Specialty hospitals Adjusted EBITDA	$116,021	$157,548
Less: Specialty hospitals opened, acquired or closed after 1/1/04	(1,838)	15,546

Specialty hospitals same store Adjusted EBITDA	$117,859	$142,002

All specialty hospitals Adjusted EBITDA margin	21.6%	22.9%
Specialty hospitals same store Adjusted EBITDA margin	22.1%	24.2%